November 30, 2006

Board of Directors
Surfect Holdings, Inc.
12000-G Candelaria NE
Albuquerque, New Mexico 80129

Ladies and Gentlemen:

We are acting as special counsel to Surfect Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form SB-2, including any amendments thereto (the “Registration Statement”). The Registration Statement relates to the offer and sale by the selling stockholders identified in the Registration Statement of up to 13,459,916 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-B promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Company's Certificate of Incorporation and Bylaws, the resolutions of the Board of Directors authorizing the issuance of the Common Stock, and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that: (i) the shares of Common Stock outstanding on the date hereof that are being registered for resale by the selling stockholders are duly authorized, validly issued, fully paid and non-assessable; and (ii) the shares of Common Stock issuable upon the exercise of warrants, which shares are being registered for resale by the selling stockholders, when issued in accordance with the respective warrants will be duly authorized, and when sold in accordance with the Plan of Distribution set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

Board of Directors
Surfect Holdings, Inc.
November 30, 2006

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of New Mexico, and do not render any opinion as to legal matters subject to or governed by laws other than the State of New Mexico, United States federal jurisprudence or the statutory provisions of the Delaware General Corporation Law, judicial decisions interpreting them, all applicable provisions of the Delaware Constitution and judicial decisions interpreting them. We also express no opinion with respect to the blue sky or securities laws of any State, including New Mexico and Delaware.

Very truly yours,

/s/ Brownstein Hyatt & Farber, P.C.